Exhibit 99.1


                                                    For Immediate Release
                                                        October 5, 2006
                                                  For Information Contact:
                                              Robert O. Bratton 336-626-8300

[LOGO]    FNB UNITED CORP.
_________________________________________________________
P.O. Box 1328, Asheboro, NC 27204
101 Sunset Avenue, Asheboro, NC 27203


               FNB United Corp. Restructures Investment Portfolio

         Asheboro, N.C. - FNB United Corp. (NASDAQ:FNBN) today announced that it has restructured its investment portfolio to eliminate certain under-performing investments and to improve the net interest margin.

         As part of the restructuring, the Company sold approximately $123 million of available for sale securities, or approximately 53% of the total current carrying value of the investment portfolio, having an estimated remaining weighted average maturity of 4.1 years and a weighted average yield of 4.59%. The restructuring will result in an estimated loss of $812,500, net of income taxes, or $.07 per diluted share. This charge will be reflected in the results of operations for the quarter ended September 30, 2007. The proceeds will be reinvested in securities with final maturities or average life of 2 to 4 years. The Company estimates the improvement in yield on the total investment portfolio will be 35 to 40 basis points and will improve annualized diluted earnings per share by $.05 to $.06. Portions of the liquidated portfolio were obtained in FNB United's recent acquisitions of United Financial, Inc. and Integrity Financial Corporation. The repositioning will not have a negative impact on shareholders' equity as the decline in market value of the investments is currently reflected in accumulated other comprehensive income, a component of shareholders' equity.

         Michael C. Miller, Chief Executive Officer, stated, "This strategic action has been taken to reposition FNB United Corp.'s balance sheet to improve long-term financial performance and create more value for our shareholders. While this action will result in a current charge to earnings, we believe the result will be an improved net interest margin, an improved interest rate risk position, increased liquidity, and increased profitability that will enhance shareholder value."

         FNB United Corp. is the central North Carolina-based bank holding company for First National Bank and Trust Company - including its divisions First Gaston Bank, Catawba Valley Bank and Northwestern Bank - and Dover Mortgage Company. Opened in 1907, First National (MyYesBank.com) operates 26 community YES! Banks in Archdale, Asheboro, Biscoe, Burlington, China Grove, Ellerbe, Graham, Greensboro, Hillsborough, Kannapolis, Laurinburg, Pinehurst, Ramseur, Randleman, Rockingham, Salisbury, Seagrove, Siler City, Southern Pines and Trinity. It also operates five community offices as First Gaston Bank (firstgaston.com) in Belmont, Dallas, Gastonia, Mt. Holly and Stanley; six community offices as Catawba Valley Bank (catawbavalleybank.com) in Hickory, Mooresville, Newton and Statesville and six community offices as Northwestern Bank of Wilkesboro (nwesternbank.com) in Boone, Millers Creek, Taylorsville, Wilkesboro and West Jefferson. Dover Mortgage Company (dovermortgage.com) operates 10 mortgage production offices in Carolina Beach, Charlotte, Goldsboro, Greensboro, Greenville, Lake Norman, Leland, Raleigh, Waxhaw and Wilmington. Through its subsidiaries, FNB United Corp. offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, wealth management and internet banking services. The Federal Deposit Insurance Corporation insures deposits up to applicable limits.

         This news release contains forward-looking statements. Such statements are subject to certain factors which may cause the Company's results to vary from those expected, including the risks set forth from time to time in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these ford-looking statements to reflect events and circumstances that arise after the date hereof.

         Factors that might cause such a difference include, but are not limited to, competition from both financial and non-financial institutions; changes in interest rates, deposit flows, loan demand and real estate values; changes in legislation or regulation; changes in accounting principles, policies or guidelines; changes in the securities markets; the timing and occurrence (or non-occurrence) of transactions and events that may be subject to circumstances beyond the control of the Company; and other economic, competitive, governmental, regulatory and technological factors affecting the Company specifically or the banking industry or economy generally.

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